Exhibit 99.1

iRhythm Technologies Announces First Quarter Financial Results

Raises Guidance for Full Year 2018

SAN FRANCISCO, May 2, 2018-- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ending March 31, 2018.

First Quarter 2018 Highlights

•	First quarter revenue was $30.6M, up 51% compared to prior year pro forma Q1 adjusted for ASC 606 and up 43% over reported revenue prior to adoption of ASC 606
•

First quarter gross margin was 71.8%, a year over year improvement of 310 basis points as compared to the prior year pro forma Q1 gross margin as adjusted for ASC 606 and 140 basis points over reported gross margin (prior to adoption of ASC 606)

•

Results of the mSToPs study at one year showed that that Atrial Fibrillation was newly diagnosed in 6.3% of patients who were actively monitored by the Zio service versus only 2.3% in the observational control group receiving routine care

•	Appointed UCLA and Cedars-Sinai Professor C. Noel Bairey Merz, M.D. to Board of Directors

“2018 is off to a great start with strong first quarter revenue growth and increased gross margins,” said Kevin King, CEO.  “Our track record of growing revenue within new and existing accounts continued into the first quarter, and the exceptional progress in salesforce hiring will strengthen our ability to meet the increasing demand for Zio XT and Zio AT.   We believe the one-year readout of the mSToPS study is an important indicator of the benefit of testing for atrial fibrillation in high risk asymptomatic populations and points to a large future market expansion opportunity.”

Effective January 1, 2018, the company adopted a new revenue recognition standard ("ASC 606"), which primarily impacted the company’s recognition of revenue related to patient claims paid by third-party commercial and governmental payors.  The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for first quarter 2017 has not been restated in the current financial statements.  In the interest of comparability during the transition year, the company has provided revenue, gross margin, operating expenses and net loss information for the first  quarter 2017 on a non-GAAP, pro-forma basis as if ASC 606 had been applied in addition to as originally reported in accordance with generally accepted accounting principles (“2017 GAAP”).

First Quarter Financial Results

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First quarter 2018 revenue was $30.6 million. The 51% increase over adjusted Q1 2017 ASC 606 revenue was primarily due to increased volume of the Zio XT service. First quarter 2017 GAAP revenue was $21.4 million, while adjusted 2017 ASC 606 revenue was $20.3 million.

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Gross profit for the first quarter of 2018 was $22.0 million, or 71.8% gross margin. Adjusted Q1 2017 ASC 606 gross profit was $13.9 million, or gross margin of 68.7%. Q1 2017 GAAP gross profit was $15.1 million, or 70.4% gross margin.

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First quarter 2018 operating expenses were $32.6 million. First quarter adjusted 2017 ASC 606 operating expenses were $19.5 million, while Q1 2017 GAAP operating expenses were $19.8 million. The first quarter 2018 operating expenses increase was driven primarily by heavy investment in research and development, personnel-related costs primarily related to our sales team expansion, and costs associated with our annual audit and continued auditor attestation work associated with SOX Section 404(b).

Exhibit 99.1

•	First quarter 2018 net loss was $11.1 million. First quarter adjusted ASC 606 net loss was $6.1 million. First quarter 2017 GAAP net loss was $5.3 million.

Guidance for Full Year 2018

iRhythm projects revenue for the full year 2018 to range from $128.5 to $133.5 million, inclusive of ASC 606, which represents 36-41% growth over the company’s prior year, as adjusted and presented on a non-GAAP basis to show the effects of ASC 606.  Gross margins for the full year 2018 are expected to range from 71.5% to 72.5% and operating expenses for the full year 2018 to be between $127 and $132 million. This compares to previous revenue guidance of $126 to $131 million, inclusive of ASC 606; gross margins of 70% to 72% and operating expenses of $124 to $129 million.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 3372339 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 1, 2018. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact
Lynn Pieper Lewis or Leigh Salvo	Cherise Adkins
(415) 937-5404	(415) 486-3235
investors@irhythmtech.com	media@irhythmtech.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$16,473	$8,671
Short-term investments	74,270	93,692
Accounts receivable, net	17,165	12,953
Inventory	1,857	1,683
Prepaid expenses and other current assets	1,777	2,582
Total current assets	111,542	119,581
Investments, long-term	—	2,994
Property and equipment, net	6,860	6,221
Goodwill	862	862
Other assets	3,057	3,465
Total assets	$122,321	$133,123
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,525	$2,395
Accrued liabilities	12,658	15,644
Deferred revenue	1,099	1,238
Accrued interest, current portion	161	154
Debt, current portion	1,495	1,487
Total current liabilities	16,938	20,918
Debt	32,533	32,491
Deferred rent, noncurrent portion	227	161
Total liabilities	49,698	53,570
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	239,037	236,184
Accumulated other comprehensive loss	(85)	(65)
Accumulated deficit	(166,352)	(156,589)
Total stockholders’ equity	72,623	79,553
Total liabilities and stockholders’ equity	$122,321	$133,123

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Revenue	$30,565	$21,437
Cost of revenue	8,611	6,337
Gross profit	21,954	15,100
Operating expenses:
Research and development	4,019	2,621
Selling, general and administrative	28,577	17,224
Total operating expenses	32,596	19,845
Loss from operations	(10,642)	(4,745)
Interest expense	(858)	(822)
Other income, net	383	264
Net loss	$(11,117)	$(5,303)
Net loss per common share, basic and diluted	$(0.47)	$(0.24)
Weighted-average shares used to compute net loss per common share, basic and diluted	23,479,955	22,151,926

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

The adoption of ASC 606 resulted in a change to net revenue primarily due to the recognition of bad debt expense related to the patient responsibility of both contracted and non-contracted claims as a reduction of gross revenue rather than as a component of selling, general and administrative and, to a lesser extent, due to timing differences in its recognition of revenue related to non-contracted third-party payor claims as a result of changing from recognition based on the earlier of notification of the payor benefits allowed or when payment is received to the accrual basis based on historical experience. The tables below presents a summary of the cumulative change of ASC 606 and includes the impact to the quarterly results for 2017.

ASC 606 Impact
(Unaudited)	Year ended December 31,			2017
	2014	2015	2016	Q1	Q2	Q3	Q4	Total	Cumulative
Accrual revenue / cash receipts, net	$771	$2,612	$(840)	$(1,010)	$(547)	$(64)	$(160)	$(1,781)	$762
Bad debt expense	(14)	(32)	(357)	(166)	(402)	(619)	(1,093)	(2,280)	(2,683)
Total revenue adjustments	757	2,580	(1,197)	(1,176)	(949)	(683)	(1,253)	(4,061)	(1,921)
Operating Expenses	(14)	(31)	(357)	(334)	(569)	(727)	(1,243)	(2,873)	(3,275)
Net income (loss) adjustments	$771	$2,611	$(840)	$(842)	$(380)	$44	$(10)	$(1,188)	$1,354

In this release, the company refers to non-GAAP 2017 ASC 606 Revenue, non-GAAP 2017 ASC 606 Gross Margin, non-GAAP 2017 ASC 606 operating expense and non-GAAP 2017 ASC 606 Net Income. Effective January 1, 2018, the company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported from first quarter 2017 has not been restated in the current financial statements. The company has provided comparable information on revenue, gross profit and margin, operating expenses and net income in accordance with ASC 606 to allow investors comparability to the prior year results.  However, for periods beginning before the adoption date of ASC 606, those adjusted financial measures are considered not to be calculated in accordance with GAAP and are thus presented as non-GAAP financial metrics.

The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period.  The company’s non-GAAP financial measures should be considered an addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

The table below presents reconciliations of non-GAAP 2017 ASC 606 revenue to 2017 GAAP revenue, non-GAAP 2017 ASC 606 gross profit to 2017 GAAP gross profit, non-GAAP 2017 ASC 606 operating expenses to 2017 GAAP operating expenses and non-GAAP 2017 ASC 606 net income to 2017 GAAP net income, in each case from the first quarter and the most directly comparable GAAP financial measure in the case of each respective metric.

	2017
	As Reported	Non-GAAP Adjustment	Adjusted for ASC 606
Revenue	$21,437	$(1,176)	$20,261
Gross profit	$15,100	$(1,176)	$13,924
Selling, general and administrative	$17,224	$(334)	$16,890
Total operating expenses	$19,845	$(334)	$19,511
Loss from operations	$(4,745)	$(842)	$(5,587)
Net loss	$(5,303)	$(842)	$(6,145)

Exhibit 99.1